Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Spherix Incorporated, a Delaware corporation (“Employer”), and Frank Reiner (“Executive”) are parties to an employment agreement dated as of March 14, 2014, as amended by Amendment No. 1 thereto dated as of July 1, 2015 (together, the “Employment Agreement”), and

WHEREAS, the parties have mutally agreed to terminate the Employment Agreement in accordnace with Section 5(a)(ii) therein.

NOW THEREFORE, Employer and Executive enter into this Separation Agreement and General Release (“Separation Agreement”), and hereby agree as follows:

1.                  Resignation From Positions Held; Last Day of Employment. Executive and Employer agree that Executive’s last day of employment with Employer is March 13, 2017 (the “Separation Date”). In addition to this Separation Agreement, Executive agrees to cooperate with Employer and sign such other documents as Employer may reasonably request to effectuate Executive’s full resignation from all positions held by Executive with Employer, including but not limited to its affiliates, subsidiaries, divisions and joint ventures. In accordance with Employer’s standard practices, Executive will be reimbursed for all unpaid business expenses for which documentation has been submitted and which were incurred in accordance with Employer’s policies prior to the Separation Date. Executive waives payment for any and all accrued but unused vacation and other paid time off as of the Separation Date.

2.                  Termination of Employment Agreement. The parties agree that the Employment Agreement will terminate as of the Separation Date, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement, except as otherwise specifically provided in this Separation Agreement. Executive and Employer represent that with the termination of the Employment Agreement, except for this Separation Agreement, there is no other present or future contract or agreement between the parties, whether written or oral, express or implied.

3.                  Consideration. In consideration for signing this Separation Agreement and compliance with the promises made herein, Employer agrees to accept the following consideration, which consideration Executive agrees is more valuable that what he would otherwise be entitled to receive under the terms of the Employment Agreement:

a)                  Severance Payment. Employer agrees to pay Executive (i) a lump sum payment on or before March 15, 2017 of two hundred and seventy one thousand dollars ($271,000) and (ii) a lump sum payment on or before March 15, 2017 of eighteen thousand five hundred and four dollars ($18,504) in full satisfaction of Employer’s obligation under Section 6(c)(x)(ii) of the Employment Agreement, both payments less required federal, state and local withholding taxes and other withholdings required by law.

b)                  Medical Insurance and Dental Benefits. Employer shall provide the Executive with proper notice of his right to continue his coverage under Employer’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or applicable and analogous state law (collectively “COBRA”), contingent upon Executive’s timely election of continuation coverage for himself and his eligible dependents pursuant to COBRA.

4.                  Revocation. Executive may revoke this Separation Agreement for a period of seven (7) days following the date Executive executes this Separation Agreement. If Executive does not revoke his acceptance of this Separation Agreement, it will become effective on the eighth (8th) day after he executes it. Any qualifying revocation within this period must be presented, in writing, to Anthony Hayes, c/o Spherix Incorporated, One Rockefeller Plaza, 11th Floor, New York, NY 10020. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.                  General Release and Waiver of Claims. Executive knowingly and voluntarily releases and forever discharges Employer, its affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, actuaries, third party administrators, successors and assigns and their current and former executives, officers, directors, shareholders and agents thereof, and their employee benefits plans and programs and their administrators and fiduciaries (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, which Executive has or may have against Releasees as of the Separation Date arising from Executive’s employment with Employer, including, but not limited to, any alleged violation of (each such statute as it may be subsequently amended): Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the National Labor Relations Act; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York State Civil Rights Law; the New York State Wage Payment Laws; the New York State Equal Rights Law; the New York State Equal Pay Law; the retaliation provisions of the New York State Workers Compensation and Disability Benefits Laws; the New York State Labor Law, as amended; the New York Occupational Safety and Health Laws; the New York City Human Rights Law; the New York City Administrative Code and Charter; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Notwithstanding anything in this section and for the sake of clarity, Executive does not waive any rights or claims that he mayhave now, or in the future, for breach of the obligations of Employer under this Separation Agreement. In the case of a breach of Employer’s obligations to Executive under this Separation Agreement, Executive is free to bring any action he deems appropriate to enforce the terms and condictions of this Agreement.

This general release and waiver of claims excludes, and the Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, or any state or local administrative agency; provided, that Executive hereby waives any right to monetary relief related to such a charge or administrative complaint; (ii) any claims which cannot be waived by law, such as claims for unemployment insurance benefits under the New York Unemployment Insurance Law or a claim for compensation for an injury under the New York Workers Compensation Law; (iii) any and all rights to indemnification granted him by Employer with respect to the claims of third parties and otherwise, as well as any rights available to him under applicable Directors and Officers Liability Insurance or related insurance policies; and (iv) any rights to vested benefits under Employer’s employee benefit plans and programs, such as pension, stock rights or retirement benefits.

6.                  Executive’s Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Releasees in any forum or form. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock rights and/or benefits to which he may be entitled and that no other leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock rights and/or benefits are due to him. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has not been denied any leave requested under the Family and Medical Leave Act, or state or local leave or disability accommodation laws.

7.                  Confidentiality. Executive agrees not to disclose any information regarding the existence or substance of this Separation Agreement, except for disclosure to his spouse, financial and tax advisors, and attorneys with whom he chooses to consult regarding his consideration of this Separation Agreement, and all of whom have agreed to keep all such information confidential.

8.                  Non-Disparagement. Executive agrees not to defame, disparage or demean Employer, its affiliates, stockholders, subsidiaries, divisions, joint ventures, officers and Board of Directors or their services in any manner whatsoever. Employer agrees not to defame, disparage or demean Executive in any manner whatsoever.

9.                  Cooperation. In order to ensure that an effective transition of Executive’s duties is completed, Executive shall cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s business about which Executive has relevant knowledge, including by providing truthful information and testimony as reasonably requrested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer. Employer shall reimburse Executive for any reasonable travel and out-of-pocket expenses incurred in providing such cooperation.

10.              Sections 8, 9 and 10 of Employment Agreement. Executive understands and agrees that Section 8 of the Employment Agreement, “Disclosure of Confidential Information,” Section 9 of the Employment Agreement, “Non-Competition and Non-Solicitation,” and Section 10 of the Employment Agreement, “Clawback Rights” continue in full force and effect, and nothing in this Separation Agreement is intended to or does supersede the terms in those Sections 8, 9 and 10.

11.              Severability. If any term or provision of this Separation Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Separation Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

12.              Governing Law; Dispute Resolution; Choice of Forum. This Separation Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflicts of laws provision. All disputes and controversies arising out of or in connection with this Separation Agreement shall be resolved by binding, final and confidential arbitration administered by the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes (the “Rules”) in New York City. The party initiating arbitration shall give the other party written written notice of the breach upon which it seeks arbitration and the specific facts and circumstance of the breach, and shall not initiate arbitration proccedings unless the other party fails to cure the breach to the non-breaching party’s reasonable satisfaction within seven (7) days. Judgment on any arbitration award may be entered by any court having jurisdiction thereof. Each party shall bear its own attorneys’ fees, unless the arbitrator determines that a claim or defense was brought frivolously, in which case the party engaged in friviolous action will bear the other party’s reasonable attorneys’ fees.

13.              Non-Admission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

14.              Amendment. This Separation Agreement may not be modified, altered or changed except upon express written consent of both parties.

15.              Survival. All covenants, agreements, representations, warranties, indemnities and provisions of this Separation Agreement concerning the parties’ rights and obligations which, by their nature and/or content, are intended to operate after the Separation Date or which are necessary to enforce any right hereunder shall survive and continue to be effective after the execution and implementation of this Separation Agreement.

16.              Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. The parties acknowledge and agree that neither party has relied on any representations, promises, or agreements of any kind not contained in the Separation Agreement.

EXECUTIVE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS FROM MARCH 13, 2017 TO REVIEW THIS SEPARATION AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 3 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE, SUBJECT TO SECTION 5 ABOVE, ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASEES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

/s/ Frank Reiner	March 10, 2017
Frank Reiner	Date

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes	March 10, 2017
Name: Anthony Hayes		Date
Title: CEO